Exhibit (a)(11)

TENDER OFFER PROSPECTUS

1.	Purchaser: Advanced Semiconductor Engineering, Inc. (the “Purchaser” or “ASE”)

Representative: Jason C.S. Chang (affix representative’s seal or signature here)

2.	Target Company: Siliconware Precision Industries Co., Ltd. (the “Target Company” or “SPIL”)

3.	Type of securities to be acquired: Common shares (the “Common Shares”) and American depositary shares (the “ADSs”) (1 American depositary share represents 5 common shares) of the Target Company. The offerees (the “Offerees”) shall keep full ownership of the shares. The shares to be tendered shall be free of any pledges, provisional remedies proceedings or enforcement proceedings such as provisional attachment and provisional injunction, and other transfer restrictions. If the shares tendered were subject to any provisional remedies proceedings or enforcement proceedings such as provisional attachment and provisional injunction, or any transfer restrictions, such shares shall not be deemed to have been tendered or be included in the number of tendered shares, notwithstanding that such shares have been deposited into the tender offer account of the appointed institution. The shares that were purchased by margin should be settled before they can be tendered. The shares to be tendered should be deposited into central depository accounts. A tender of physical share certificates will not be accepted. Offerees who hold the physical share certificates should bring the certificates and their authorized chop specimen to the share agency of the Target Company and deposit such certificates into their central depository accounts before tendering.

4.	Number of securities to be acquired: 770,000,000 shares (including those Common Shares represented by the outstanding ADSs of the Target Company) (the “Offer Cap”), representing 24.71% of the total issued and outstanding share capital of the Target Company as shown in the system of commercial and industry registration profile of the Department of Commerce, the Ministry of Economic Affairs (770,000,000 shares/3,116,361,139 shares≒24.71%) on the filing date. If the shares effectively tendered do not reach the aforesaid number but reach 155,818,056 shares (excluding ADSs of the Target Company) (representing 5% of the total issued and outstanding shares on the filing date, the “Minimum Shares”), the Minimum Shares condition of this tender offer (the “ROC Offer”) will notwithstanding be satisfied. If all the conditions of this ROC Offer are satisfied (i.e., the number of the effective shares to be tendered has reached the Minimum Shares and the approval of the Taiwan Fair Trade Commission (the “FTC”) has been acquired) and this ROC Offer is not legally suspended, the shares that the Purchaser acquires shall not exceed the Offer Cap; if the total number of shares (including those Common Shares represented by the ADSs tendered) tendered exceeds the Offer Cap, the Purchaser will purchase from all the Offerees of Common Shares and ADSs a pro-rated percentage of shares based on the calculation method described below.

5.	Consideration of tender offer: The tender offer consideration for each Common Share of the Target Company is NT$55. 1 ADS represents 5 Common Shares and each ADS is equal to the U.S. cash equivalent of NT$275. Offerees shall be responsible for their own securities transaction tax, income tax (if applicable), handling charge of Taiwan Depository & Clearing Corporation (the “TDCC”) and securities brokers, bank remittance fees, postage for registered mail, and all the other necessary reasonable fees and taxation payable for paying the tender offer consideration. If there are any additional fees, the Purchaser will make a public announcement disclosing such additional fees, in accordance with applicable law. When paying the consideration to the Offerees, the Purchaser will deduct the foregoing relevant fees and expenses and the payment amount will be rounded down to the nearest New Taiwan Dollar. If the tender offer consideration to be received by a shareholder is not sufficient to pay the securities transaction tax, bank remittance

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fees or postage and the other relevant fees, such tendered shareholder will not receive the consideration of tendered shares.

6.	Tender offer period: From December 29, 2015 (the “Commencement Date”) to February 16, 2016 (the “Completion Date”). The tender accepting period is 9:00 a.m. to 3:30 p.m. (Taiwan time) each business day during the tender offer period. Please note that the Purchaser may file a registration statement with the Financial Supervisory Commission (the “FSC”) according to law and make an announcement to extend the tender offer period.

7.	If any information contained in this prospectus is false or intentionally omitted, the Purchaser and any other person who has signed this prospectus shall be liable therefor.

8.	The Offerees should read the prospectus carefully and should pay special attention to the risk(s) associated with the tender (please refer to page 9 of the prospectus).

9.	URL of the website for reviewing the prospectus: http://www.kgieworld.com.tw (the website of the tender offer agent, KGI Securities (the “Tender Offer Agent”)) or Market Observation Post System: http://mops.twse.com.tw.

Date of prospectus: December 29, 2015

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NOTES TO SHAREHOLDERS FOR TENDER OFFER

1.	Tender offer period: The tender offer period of this ROC Offer starts from 9:00 a.m. on December 29, 2015 and ends at 3:30 p.m. on February 16, 2016 (Taiwan time). The tender accepting period is 9:00 a.m. to 3:30 p.m. (Taiwan time) each business day during the tender offer period. Please note that the Purchaser may file a registration statement with the FSC according to law and make an announcement to extend the tender offer period.

2.	Tender offer consideration: The tender offer consideration for each share is NT$55. Offerees shall be responsible for their own securities transaction tax, income tax (if applicable), handling charge of TDCC and securities brokers, bank remittance fees, postage for registered mail, and all the other necessary reasonable fees and taxation payable for paying the tender offer consideration. If there are any additional fees, the Purchaser will make a public announcement disclosing such additional fees, in accordance with applicable laws. When paying the consideration to the Offerees, the Purchaser will deduct the foregoing relevant fees and expenses and the payment amount will be rounded down to the nearest New Taiwan Dollar. If the tender offer consideration to be received by a shareholder is not sufficient to pay the securities transaction tax, bank remittance fees or postage and the other relevant fees, such tendered shareholder will not receive the consideration for the tendered shares.

3.	Tender Offer Agent of this ROC Offer: KGI Securities Co. Ltd.

4.	The amount of tender and acquisition restriction: Common Shares of the Target Company. The Offerees shall keep full ownership to the shares. The shares to be tendered shall be free of any pledges, provisional remedies proceedings or enforcement proceedings such as provisional attachment and provisional injunction, and other transfer restrictions. If the shares tendered were subject to any provisional remedies proceedings or enforcement proceedings such as provisional attachment and provisional injunction, or any transfer restrictions, such shares shall not be deemed to have been tendered or be included in the number of tendered shares, notwithstanding that such shares have been deposited into the tender offer account of the appointed institution. The shares that were purchased by margin should be settled before they can be tendered. The shares to be tendered should be deposited into central depository accounts, and a tender of physical share certificates will not be accepted. Offerees who hold the physical share certificates should bring the certificates and their authorized chop specimen to the share agency of the Target Company and deposit such certificates into their central depository accounts before tendering.

5.	Location for tendering the shares:

(1)	If the Offerees have deposited shares of the Target Company with the central depository, the Offerees shall tender the shares by presenting the passbooks of their central depository accounts and the authorized chop specimen to the securities brokers.

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(2)	For the Offerees who hold share certificates of the Target Company, they shall bring the share certificates of the Target Company and the authorized chop specimen to the share agency of the Target Company to deposit such shares into their central depository accounts before tendering.

6.	Tender offer hot line: (02)2389-2999. Please contact the Tender Offer Agent, KGI Securities.

INDEX

I. BASIC INFORMATION OF THIS ROC OFFER	1
1. Basic information of the Purchaser	1
2. Name, address, telephone number of the Tender Offer Agent and the scope of its mandate	3
II. TERMS AND CONDITIONS OF THIS ROC OFFER	3
III. TYPE(S) OF CONSIDERATION AND FUNDING SOURCE FOR THIS ROC OFFER	8
IV. RISKS ASSOCIATED WITH PARTICIPATION IN THIS ROC OFFER	9
V. POST TENDER OFFER MATTERS	15
1. Method of payment of consideration by the Purchaser	15
2. Handling method of securities settlement by the Offerees after closing	16
3. Method to return securities tendered but not acquired	16
4. Handling method when the consideration of this ROC Offer is raised by new shares or corporate bonds but such shares or corporate bonds are not issued as scheduled	17
VI. STATUS OF THE PURCHASER'S SHAREHOLDING IN THE TARGET COMPANY	17
1. The shareholding status of the Purchaser (including its associates) and its directors and supervisors in the Target Company	17
2. If the Purchaser or any of the its shareholders acts as director or supervisor of the Target Company or is a shareholder holding over 10% of total issued and outstanding shares of the Target Company, the name and the shareholding status of such shareholder	18
VII. THE FOLLOWING MATTERS SHOULD BE INCLUDED IN THE STATUS OF THE PURCHASE/SALE OF THE SHARES OF THE TARGET COMPANY BY THE PURCHASER	19
1. If the Purchaser and its associates engaged in any buying or selling of shares of the Target Company with the following individuals (director, supervisor or manager of the Target Company or a shareholder holding over 10% of the shareholding in the Target Company or their associates) within 2 years prior to the filing of this ROC Offer	19
2. If the Purchaser and its associates entered into any agreements or arrangements relating to this ROC Offer with the aforementioned individuals within 2 years prior to the filing of this ROC Offer	19
3. If the Purchaser and its associates entered into any agreements or arrangements relating to this ROC Offer with the specified shareholders of the Target Company within 2 years prior to the filing of this ROC Offer, the content of the material agreement or arrangement, including whether it involves participation in investments or other matters relating to the Purchaser and its associates	19
VIII. THE FOLLOWING MATTERS SHOULD BE INCLUDED IN THE OPERATION PLAN OF THE PURCHASER FOR THE TARGET COMPANY	20

1. Purpose and plan to acquire the shares of the Target Company	20
2. Plans for the following to occur to the Target Company following completion of the acquisition	22
3. Plans and content of such plans for the following personnel changes to occur to the Target Company following completion of this ROC Offer	24
4. Aside from this ROC Offer, other plans for acquisition or disposal of securities or major assets of the Target Company within one year commencing from the Completion Date of the tender offer period	24
5. The Purchaser plans to cause the Target Company to become delisted following completion of this ROC Offer	25
IX. Resolution of the Company and FAIRNESS Opinion	28
X. OTHER MATERIAL INFORMATION AND EXPLANATION	32
Appendix:
1. BOARD MINUTES OF THE PURCHASER
2. FAIRNESS OPINION ON the consideration OF TENDER OFFER

I. BASIC INFORMATION OF THIS ROC OFFER

1. Basic information of the Purchaser

Name of Company: Advanced Semiconductor Engineering, Inc.	Responsible Person: Jason C.S. Chang

Website: http://www.aseglobal.com

Main Business Items:

1. Engage in the manufacture, assembly, processing, testing and export of various types of integrated circuits.

2. Research and development, design and manufacture, assembly, processing, testing and export of a variety of computers, electronics, communications, information products and their peripherals and parts.

3. General import and export business (except licensed business).

CC01080 Electronic components manufacturing business

CC01990 Other electrical and electronic machinery and equipment manufacturing (integrated circuit lead frame, ball array matrix substrate and flip-chip substrate)

F119010 Electronic materials wholesale trade business

F219010 Electronic materials retail business

I199990 Other advisory services (technical and advisory services on integrated circuit lead frame , ball array matrix substrate and flip-chip substrate)

JE01010 Leasing business

ZZ99999 Other businesses not prohibited or restricted by laws and regulations in addition to the licensed business

Status of Shareholdings of Directors, Supervisors and Major Shareholders (Dated as of December 29, 2015)

Title	Name	Number of Shares Held	Percentage of Shareholding
Chairman	ASE Enterprises Limited	1,327,202,773	16.86%
	Legal Representative: Jason C.S. Chang	85,070,931	1.08%
Vice Chairman	Richard H.P. Chang	104,414,941	1.33%
Director	ASE Enterprises Limited	1,327,202,773	16.86%
	Legal Representative: Tien Wu	3,853,386	0.05%
Director	ASE Enterprises Limited	1,327,202,773	16.86%
	Legal Representative: Joseph Tung	3,951,908	0.05%
Director	ASE Enterprises Limited	1,327,202,773	16.86%
	Legal Representative: Raymond Lo	2,565,643	0.03%
Director	ASE Enterprises Limited	1,327,202,773	16.86%

	Legal Representative: Jeffrey Chen	1,044,802	0.01%
Director	ASE Enterprises Limited	1,327,202,773	16.86%
	Legal Representative: Tien-Szu Chen	592,054	0.01%
Director	Rutherford Chang	1,779,708	0.02%
Independent Director	Shen-Fu Yu	0	0
Independent Director	Ta-Lin Hsu	0	0
Independent Director	Mei-Yueh Ho	0	0
Shareholder holding over 10% of the shareholding in the Target Company	ASE Enterprises Limited	1,327,202,773	16.86%

2. Name, address, telephone number of the Tender Offer Agent and the scope of its mandate

Name	KGI Securities Co. Ltd.
Address	No. 700, Mingshui Rd., Taipei, Taiwan, Republic of China
Telephone Number	(02) 2389-2999
Scope of Mandate

1. Accept the deposit of securities of this ROC Offer.

2. In charge of the distribution of the prospectus.

3. In charge of receiving the securities tendered and payment of consideration for this ROC Offer.

4. In charge of issuing the securities transaction tax form of this ROC Offer.

5. In charge of the settlement of the share certificates and the consideration payment.

6. In charge of other matters related to the aforementioned items.

II. TERMS AND CONDITIONS OF THIS ROC OFFER

1.       Tender offer period:

From December 29, 2015 (the “Commencement Date”) to February 16, 2015 (the “Completion Date”). Please note that the Purchaser may file a registration statement with the FSC according to law and make an announcement to extend the tender offer period by a maximum of 30 days. The period for accepting applications from Offerees is 9:00 a.m. to 3:30 p.m. (Taiwan time) each business day during the tender offer period.

2.       Minimum and maximum number of securities to be acquired:

The number of securities to be acquired is 770,000,000 (including those Common Shares represented by the outstanding ADSs, the “Offer Cap”), representing 24.71% of the total issued and outstanding share capital of the Target Company as shown in the system of commercial and industry registration profile of the Department of Commerce, the Ministry of Economic Affairs (770,000,000 shares/3,116,361,139 shares≒24.71%) on the filing date. If the shares effectively tendered do not reach the aforesaid number but reach 155,818,056 shares (excluding ADSs of the Target Company) (representing 5% of the total issued and outstanding shares on the filing date, the “Minimum Shares”), the Minimum Shares condition of this ROC Offer will notwithstanding be satisfied. Under the circumstance that all the conditions of this ROC Offer are satisfied (i.e., the number of the effective shares to be tendered has satisfied the Minimum Shares condition and the approval of the FTC has been obtained) and this ROC Offer is not legally suspended, the shares that the Purchaser acquires shall not exceed the Offer Cap; if the total number of shares (including those Common Shares represented by the ADSs tendered) tendered exceeds the Offer Cap, the Purchaser will purchase from all the Offerees of Common Shares and ADSs a pro-rated percentage of shares based on the calculation method described below.

3.       Consideration for this ROC Offer:

The tender offer consideration for each Common Share of the Target Company is NT$55. 1 ADS represents 5 Common Shares and each ADS is equal to the U.S. cash equivalent of NT$275. Offerees shall be responsible for their own securities transaction tax, income tax (if applicable), handling charge of TDCC and securities brokers, bank remittance fees, postage for registered mail, and all the other necessary reasonable fees and taxation payable for paying the tender offer consideration. If there are any additional fees, the Purchaser will make a public announcement disclosing such additional fees, in accordance with applicable laws. When paying the consideration to the Offerees, the Purchaser will deduct the foregoing relevant fees and expenses and the payment amount will be rounded down to the nearest New Taiwan Dollar. If the tender offer consideration to be received by a shareholder is not sufficient to pay the securities transaction tax, bank remittance fees or postage and the other relevant fees, such tendered shareholder will not receive the consideration for the tendered shares.

4.     Is any approval of or registration with the FSC or other competent authority required? If yes, has the Purchaser received the approval or has the registration taken effect?

(a) In accordance with Article 43-1 Section 2 of the Securities and Exchange Act and Article 7 Section 1 of the Regulations Governing Public Tender Offers for Securities of Public Companies, this ROC Offer should be filed with the FSC and publicly announced. The Purchaser has already filed with the FSC and made public announcement in accordance with the aforementioned laws on December 29, 2015.

(b) For the purpose of this ROC Offer, the Purchaser expects to acquire no more than 770,000,000 shares (including those Common Shares represented by the ADSs tendered) of the Target Company, and taking into account the 779,000,000 shares (including those Common Shares represented the ADSs tendered) that the Purchaser currently holds, the shares held by the Purchaser may exceed one third of the total issued and outstanding shares of the Target Company, and therefore, the acquisition is a merger which is defined as the situation under which shares or capital contribution of another enterprise held or acquired exceed one third of all the voting shares or capital contribution of such enterprise under Article 6 Section 1 Paragraph 2 of the Fair Trade Act. In addition, because the revenue of the Purchaser and Target Company for the previous financial year exceeded the amount as published by the FTC, the Purchaser has made a merger filing with the FTC on December 25, 2015. This ROC Offer is subject to the approval of the FTC.
5. Except those circumstances set forth in Article 19 Section 4 of the Regulations Governing Public Tender Offers for Securities of Companies, the Offeree is prohibited from revoking the tender after the Purchaser has made a public announcement upon the satisfaction of the conditions of this ROC Offer.

6.    Other important matters:

(1)   If the Offerees have deposited shares of the Target Company into the central depository, the Offerees shall tender the shares by presenting the passbooks of their central depository accounts and the authorized chop specimen to the securities brokers. When the Offerees tender their shares, they are deemed to have agreed that TDCC and the Purchaser may release their names (or corporate name), address, ID/uniform number to KGI Securities Co. Ltd. to process relevant notices and other matters related to this ROC Offer.

(2)   The Offerees shall have full and complete title over the shares to be tendered. The shares to be tendered shall be free of any pledges, provisional remedies proceedings or enforcement proceedings such as provisional attachment and provisional injunction, and other transfer restrictions. If the shares tendered were subject to any provisional remedies proceedings or enforcement proceedings such as provisional attachment and provisional injunction, or other transfer restrictions, such shares shall not be deemed as tendered or be included in the number of tendered shares, notwithstanding that such shares have been deposited into the tender offer account of the appointed institution.

(3)    Under the circumstance that all the conditions of this ROC Offer are satisfied and this ROC Offer is not legally suspended, if the number of shares tendered exceeds the Offer Cap, the Purchaser will purchase from all the Offerees of

       Common Shares and ADSs by applying the same proration factor based on the calculation method described below. The distribution method for Common Shares will be as follows: the Purchaser will purchase all Common Shares tendered by any shareholder tendering 1,000 or fewer Common Shares; in addition, the Purchaser will purchase 1,000 Common Shares; and thereafter, the Purchaser will purchase Common Shares, on a pro rata basis up to the Offer Cap (rounded down to the nearest whole Common Share) by applying a proration factor which takes into account the Offer Cap minus the aggregate number of Common Shares (including those represented by ADSs) purchased in the foregoing steps; the Purchaser will purchase additional shares up to the Offer Cap based on random selection.

(4)   The shares to be tendered should be deposited into the central depository accounts, and a tender of physical share certificates will not be accepted; Offerees who hold the physical share certificates should bring the certificates and their authorized chop specimen to the share agency of the Target Company and deposit such certificates into their central depository accounts at TDCC before tendering.

(5)    Subject to the approval of the competent authorities, the Purchaser may suspend this ROC Offer if the Target Company undergoes any significant change or event in its financial condition or business operations (including but not limited to false statements or concealments in the financial reports or other business documents filed or announced by the Target Company), or the Purchaser enters into bankruptcy or is reorganized due to court ruling or is required to terminate this ROC Offer following approval by the competent authorities for other specified circumstances for the termination of this ROC Offer.

(6)    The Offerees understand that the success of this ROC Offer depends on whether relevant terms and conditions are met, including but not limited to, the number of securities tendered, whether the approval of the FTC has been acquired, whether the Target Company has any significant change in its financial condition or business operations, and other matters not attributed to the Purchaser. If all the terms and conditions of this ROC Offer cannot be met before the completion of the tender offer period, or this ROC Offer is prohibited from being consummated by the FSC according to relevant laws and regulations, and thereby results in the failure of this ROC Offer, the Offerees shall bear the risk of the failure of this ROC Offer and the market price fluctuation.

(7)    Under the circumstance that of all the conditions of this ROC Offer are satisfied and this ROC Offer is not legally suspended, the consideration of this ROC Offer will be paid to the bank accounts of the Offerees maintained at the Tender Offer Agent’s central depository account through bank remittance within five business days (including the fifth business day) after the Completion Date (if extended, the completion date of the extended tender offer period). If there are errors with the bank account or other reasons which result in the failure of the remittance, the consideration will be paid in check (crossed and endorsement prohibited) and mailed through registered mail to the Offeree’s address provided by TDCC to KGI Securities Co. Ltd., and the amount of the remittance or the check is the amount of the consideration of shares tendered less securities transaction tax, bank remittance fees, postage and other fees or tax related to the payment of consideration.

(8)    Please refer to this prospectus for other important terms and conditions.

III. TYPE(S) OF CONSIDERATION AND FUNDING SOURCE FOR THIS ROC OFFER:

The consideration for this ROC Offer is NT$55 per share in cash.

1.	Cash consideration:

Details of own funds	Total funds required to pay cash considerations for this ROC Offer is approx. NT$42.35 billion, the entirety of which will be provided by the Purchaser from its own funds and bank loans (NT$30.00 billion).
Content of financing plan	Source of funds: bank financing.
Borrower: the Purchaser. Lender: Citibank Taiwan and other banks.
Collateral: none.

Whether assets or equity of the Target Company or surviving company after merger are used as collateral for the Purchaser’s financing repayment plan:

□  Y – content of the arrangement, and the evaluation of such impact on the integrity of the Target Company or surviving company after merger:

□  N – Assets or equity of the Target Company or surviving company after merger are not used as collateral for the Purchaser’s financing repayment plan.

■  Not applicable.

2.	Share consideration: not applicable.

IV. RISKS ASSOCIATED WITH PARTICIPATION IN THIS ROC OFFER:

1.	Risks of participating in this ROC Offer

1)	The Target Company undergoes any significant changes in its financial condition or business operations, or the Purchaser enters into bankruptcy or is reorganized due to court ruling, or other circumstances specified by the competent authority:

Following the commencement of this ROC Offer, if any of the events covered by Article 43-5 Section 1 Paragraphs 1-3 of the Securities and Exchange Act occur, including: the Target Company undergoes significant changes in its financial condition or business operations (including, but not limited to, false statements or concealments in the financial reports or other business documents filed or announced by the Target Company), the Purchaser enters into bankruptcy or is reorganized due to court ruling, or the Purchaser is required to terminate this ROC Offer following approval by the competent authorities or other specified circumstances for the termination of this ROC Offer, then the Offerees shall bear the risk of failure of this ROC Offer as well as the risk of market price fluctuation.

2)	Approval of or filing with the FSC or other competent authorities:

(a)	In accordance with Article 43-1 Section 2 of the Securities and Exchange Act and Article 7 Section 1 of the Regulations Governing Public Tender Offers for Securities of Companies, this ROC Offer should first be filed with the FSC and publicly announced. The Purchaser has already filed with the FSC and made public announcement in accordance with the aforementioned laws on December 29, 2015.

(b)	For the purpose of this ROC Offer, the Purchaser expects to acquire no more than 770,000,000 shares (including the number of Common Shares representing the ADSs tendered) of the Target Company, and taking into account the 779,000,000 shares (including the number of Common Shares representing the ADSs tendered) that the Purchaser currently holds, the shares held by the Purchaser may exceed one third of the total issued and outstanding shares of the Target Company, and therefore, the acquisition is a merger which is defined as the situation under which shares or capital contribution of another enterprise held or acquired exceed one third of all the voting shares or capital contribution of such enterprise under Article 6 Section 1 Paragraph 2 of the Fair Trade Act. In addition, because the revenue of the Purchaser and Target Company for the previous financial year exceeded the amount as published by the FTC, the Purchaser has made a merger filing to the FTC on December 25, 2015. This ROC Offer is subject to the approval of the FTC.

Approvals or clearances under any antitrust or competition laws of other jurisdictions are not required to consummate this ROC Offer, but failure to obtain any other required approvals or clearances before the completion of this ROC Offer may result in fines and/or other remedies against the Purchaser.

3)	Resubmitting filing and announcement:

If the filed matters of this ROC Offer are ordered to be changed by the SFC and the filing and announcement are required to be resubmitted, then the Purchaser shall bear the risk of resubmitting the filing and announcement.

4)	Securities as the consideration for tender offer:

The consideration for this ROC Offer is entirely in cash, therefore there is no risk of failure or delay of this ROC Offer due to failure to issue securities on time.

5)	Following satisfaction of conditions for this ROC Offer and announcement by the Purchaser:

Upon the satisfaction of conditions for this ROC Offer and announcement by the Purchaser, except for the occurrence of events stipulated in Article 19 Section 4 of the Regulations Governing Public Tender Offers for Securities of Companies, if the market price is higher than the tender offer price, the Offeree may not rescind the tender and shall bear such risk.

6)	Number of shares tendered does not reach the Minimum Shares:

Upon the Completion Date, if the number of shares tendered is below the Minimum Shares, then this ROC Offer shall face the risk of failure.

In addition, if the shares tendered of an Offeree are subject to any provisional remedies proceedings or enforcement proceedings such as provisional attachment and provisional injunction, or other transfer restrictions, and such shares are not deemed to have been tendered and are not included in the number of tendered shares, notwithstanding that such shares have been deposited into the tender offer account of the appointed institution, resulting in the number of shares tendered not reaching the Minimum Shares, then this ROC Offer shall face the risk of failure.

7)	Number of shares tendered exceeds the Offer Cap:

If the number of shares (including the number of Common Shares representing the ADSs tendered) tendered exceeds the Offer Cap, the Purchaser shall purchase from all Offerees of Common Shares and ADSs by applying the same proration factor based on the calculation method described below. The distribution method for Common Shares will be as follows: the Purchaser will purchase all Common Shares tendered by any shareholder tendering 1,000 or fewer Common Shares; in addition, the Purchaser will purchase 1,000 Common Shares; and thereafter, the Purchaser will purchase Common Shares, on a pro rata basis up to the Offer Cap (rounded down to the nearest whole Common Share) by applying a proration factor which takes into account the Offer Cap minus the aggregate number of Common Shares purchased in the foregoing steps; the Purchaser will purchase additional shares up to the Offer Cap based on random selection.

The shares tendered will be purchased in the unit of 1000 shares, and the rest of which will be purchased on a pro rata basis by applying a proration factor which takes into account the Offer Cap minus the aggregate number of Common Shares purchased in the foregoing steps. As such allocation is an allocation on pro rata basis rounded down to share, the tenderee may accrue additional shares no more than 1000 shares after the allocation.

8)	The Offerees should understand that the success of this ROC Offer depends on whether relevant terms and conditions are met, including, but not limited to, whether the number of shares tendered reaches the Minimum Shares, whether the approval of the FTC has been obtained, whether the Target Company undergoes any significant changes in financial condition or business operations, and other matters not attributed to the Purchaser. If all the terms and conditions of this ROC Offer cannot be met in full, or this ROC Offer is not approved, is prohibited from being consummated or the approval of the ROC Offer is revoked by the FSC or other competent authorities according to other laws and regulations, resulting in this ROC Offer not succeeding, the Offerees shall bear the risk of failure of this ROC Offer as well as the risk of market price fluctuation.

9)	the Offerees shall keep full ownership of the shares, and the shares tendered shall be free of any pledges, provisional remedies proceedings or enforcement proceedings such as provisional attachment and provisional injunction, and other transfer restrictions, otherwise there shall be risk of no tender or risk of being viewed as not offered for tender. All debts should first be repaid for shares purchased through financing, otherwise there shall be risk of no tender.

10)	Delayed taxation shares: if the shares tendered of the Offeree are delayed taxation shares, in accordance with Taiwan Financial Tax Circular No. 890454416 issued by the Ministry of Finance on July 26, 1989, when the delayed taxation shares are deposited with the TDCC, the shares shall be viewed as having forfeited delayed taxation and shall be included in the annual income of the shareholder and taxed accordingly. The Offeree should understand that if the Offeree deposits the delayed taxation shares with the TDCC, even if this ROC Offer fails, the Offeree must still declare and pay income tax on such shares.

11)	Before the Completion Date, the Purchaser may extend the tender offer period based on legitimate reasons, causing the Offerees to face the risk of delayed payment, and the Offerees shall bear the risk of market price fluctuation.

12)	Other material risks which the Purchaser is aware of that may impact the tender process: none. But the Offeree is still advised to read in detail the content of this ROC Offer prospectus before tender.

2.	Risks of not participating in this ROC Offer

1)	After the completion of this ROC Offer, and upon the satisfaction of the condition precedents under “4. Aside from this ROC Offer, other plans for acquisition or disposal of securities or material assets of the Target Company within one year commencing from the Completion Date of the tender offer period” of the section VIII “the Operation Plan of the Purchaser for the Target Company” of the prospectus, the Purchaser proposes to cause the Target Company to conduct a 100% share exchange with the Purchaser (the “Share Exchange”) according to relevant law in the way described in such paragraph. The consideration of the Share Exchange will be NT$55 per share, the tender price of this ROC Offer. The actual consideration will be subject to adjustment if the Target Company issues shares or cash dividends before the Share Exchange and will also be adjusted in accordance with applicable laws, including but not limited to Article 26 of the Regulations Governing the Acquisition and Disposal of Assets by Public Companies. After the Share Exchange, the Target Company will become a wholly owned subsidiary of the Purchaser.

After the completion of the aforeementioned Share Exchange, the Target Company will become a wholly owned subsidiary of the Purchaser, and its shares will be delisted subject to the approval of the Taiwan Stock Exchange (the “TWSE”).

2)	After the completion of this ROC Offer, the Purchaser may not be able to complete the 100% Share Exchange with SPIL, for the reason that (1) the condition precedents under “4. Aside from this ROC Offer, other plans for acquisition or disposal of securities or material assets of the Target Company within one year commencing from the Completion Date of the tender offer period” of the section VIII “the Operation Plan of the Purchaser for the Target Company” of this prospectus are not satisfied; (2) the failure of the Purchaser to appoint more than half of directors of SPIL; (3) the board or the shareholders of the Purchaser and SPIL do not approve the Share Exchange; or (4) the failure to acquire the necessary consents or approvals of the competition law, anti-trust law or other authorities of Taiwan and other countries or regions applicable to the Purchaser and SPIL. Therefore, the shareholders not participating this ROC Offer must bear the risk of not being able to receive the cash consideration of the 100% Share Exchange of SPIL by the Purchaser.

3)	If the aforementioned Share Exchange is consummated, the Target Company will become a wholly owned subsidiary of the Purchaser. The shares of the Target Company held by the shareholders not participating in this ROC Offer will be transferred to the Purchaser on the date of the Share Exchange. The consideration of the Share Exchange will be paid to the shareholders of the Target Company basing on the shares they hold as recorded on the register of members of the Target Company on the date of the Share Exchange by the Purchaser. Therefore, if this ROC Offer is completed and the Purchaser conducts the Share Exchange with the Target Company, the shareholders not participating in this ROC Offer will acquire the consideration later than the shareholders participating in this ROC Offer.

3.	The following is an explanation of tax burdens of shareholders who choose to participate in this ROC Offer: The tax burdens of tendering in this ROC Offer or participating in the Share Exchange are the same for shareholders.

1)	Securities transaction tax: The shareholder must pay securities transaction tax of 0.3% of the actual transaction price.

2)	Securities transaction income tax:

i.	if the Offeree is an individual, regardless of whether his/her domicile is within the ROC, he/she is exempted from the securities transaction income tax.

ii.	If the Offeree is a corporate entity operating business inside the ROC or a corporate entity operating business outside the ROC but with its fixed place of business and business agent inside the ROC, in accordance with basic income tax regulations, the securities transaction income borne from the sale of shares must be included in basic income and calculations for basic operating income tax. The deducting amount is NT$ 0.5 million, and the tax rate is 12%. For those who has held the shares for more than 3 years, the tax in half.

iii.	If the Offeree does not have its fixed place of business inside the ROC and the headquater of which operates business outside the ROC, it is exempt from securities transaction income tax.

The above explanation of tax burdens is for reference and does not constitute tax advice or an opinion on the tax burdens. Shareholders should consult with professional tax counsel based on their individual investment situation regarding potential tax burdens related to participating in this ROC Offer.

4.	The shareholders not participating this ROC Offer but participating in the 100% Share Exchange will be subject to the same tax burden.

5.	Certain shareholders may face other risks. Shareholders should consult with professional counsel for advice relating to specific situations.

V. POST TENDER OFFER MATTERS:

1.	Method of payment of consideration by the Purchaser:

Time	Within 5 business days (including the 5th business day) of the Completion Date (if extended, the completion date of the extended period), subject to the satisfaction of all conditions of this ROC Offer.
Method	Following receipt of the consideration for this ROC Offer from the Purchaser, the Tender Offer Agent, KGI Securities Co. Ltd., shall remit the consideration to the Offeree’s bank account with the TDCC or the bank account provided by the Offeree. If there are errors with the bank account or other reasons which result in the failure of the remittance, the Tender Offer Agent shall pay the consideration for this ROC Offer by check (endorsement prohibited) and mail the check through registered mail to the Offeree’s communication address registered with the TDCC or the communication address provided by the Offeree. The aforementioned cash calculation method is: actual number of shares tendered for all Offerees x cash consideration of NT$55 per share – securities transaction tax (to be borne by the Offeree), bank remittance fees or postage and other reasonable expenses and taxes (if any), rounded to nearest New Taiwan dollar. If the shareholder’s income from this ROC Offer is insufficient to pay the securities transaction tax, bank remittance fees or postage and other related expenses, the shareholder participating in this ROC Offer shall not be able to receive any income from this ROC Offer.
Location	The Tender Offer Agent, KGI Securities Co. Ltd., shall remit the consideration for this ROC Offer to the Offeree’s central depository account by book-entry or mail such consideration to the Offeree’s address provided by the TDCC.
When consideration is raised by foreign securities	Payment method for such securities: not applicable
Method for buying/selling of such securities by the Offeree: not applicable

2.	Handling method of securities settlement by the Offerees after closing

Time	Within 5 business days (including the 5th business day) of the Completion Date (if extended, the completion date of the extended period), subject to the satisfaction of all conditions of this ROC Offer
Method	If the shares tendered have been remitted to the tender offer account of KGI Securities Co. Ltd., the shares shall be transferred from the KGI Securities Co. Ltd. tender offer account (account no.: (9203)059600-8) to the Purchaser’s central depository account by book-entry.
Location	KGI Securities Co. Ltd.

3.	Method to return securities tendered but not acquired:

Handling method if number of securities tendered does not reach the Minimum Shares:	Time
Within 5 business days (including the 5th business day) of the Completion Date (if extended, the completion date of the extended period), subject to the satisfaction of all conditions of this ROC Offer.
Method
If this ROC Offer does not reach the Minimum Shares or is lawfully required to be terminated following approval by the competent authority, the offer to all the Offerees shall be rescinded, and the shares tendered shall be transferred from the KGI Securities Co. Ltd. tender offer account (account no.: (9203)059600-8) back to the Offeree’s central depository account by book-entry.
Location
KGI Securities Co. Ltd.
Handling method for the Purchaser to return excess securities tender but not	Time
Within 5 business days (including the 5th business day) of the Completion Date (if extended, the completion date of the extended period), subject to the satisfaction of all conditions of this ROC Offer.
Method

acquired if number of securities tendered exceeds the Offer Cap:	The Purchaser’s Offer Cap is 770,000,000 shares (including those Common Shares represented by the ADSs tendered), representing 24.71% of the total issued and outstanding share capital of the Target Company as of the filing date; but if the number of securities tendered exceeds the Offer Cap, and all other conditions of this ROC Offer have been satisfied and this ROC Offer has not been legally suspended, the Purchaser shall purchase shares from all Offerees of Common Shares and ADSs with the same percentage. The shares in excess of the Offer Cap shall be transferred from the KGI Securities Co. Ltd. tender offer account (account no.: 9203-059600-8) back to each Common Shares Offeree’s central depository account by book-entry.
Location
KGI Securities Co. Ltd.

4.	Handling method when the consideration of this ROC Offer is raised by new shares or corporate bonds but such shares or corporate bonds are not issued as scheduled: not applicable.

VI. STATUS OF THE PURCHASER'S SHAREHOLDING IN THE TARGET COMPANY:

1.	The shareholding status of the Purchaser (including its associates) and its directors and supervisors in the Target Company as of the filing date and the relevant transaction record during the six month period prior to the filing date:

Purchaser (including its affiliates)

Unit: share/ NT$ (in thousands)

Status of shareholding of the Target Company (As at December 29, 2015)
Identity	Name	Security Classification	Number	Cost of acquire
Purchaser	Advanced Semiconductor Engineering, Inc.	Common Share	779,000,000	35,055,000
Total
The trade record for the six months prior to the tender filing: (as at December 29, 2015)
Identity	Name	Date of Trade	Trade Method	Number	Cost of acquire

Purchaser	Advanced Semiconductor Engineering, Inc.	October 1, 2015	Tender offer	779,000,000	35,055,000
Affiliate(s)	Not applicable The affiliate has not traded any shares of the Target Company during the six months period prior to the tender filing
Total			Tender offer	779,000,000	35,055,000

2.	If the Purchaser or its shareholders act as the director or supervisor or shareholder holding over 10% of total issued and outstanding shares in the Target Company, the name and the shareholding status of such shareholder:

Purchaser: Advanced Semiconductor Engineering, Inc. as at December 29, 2015

Name or identity of the shareholder	Status of being the director, supervisor or major shareholder	Status of shareholding in the Target Company
		Number of shares	Percentage(%)
Advanced Semiconductor Engineering, Inc.	The shares held in Siliconware Precision Industries Co., Ltd. exceeded 10% of all the issued and outstanding shares of the Target Company	779,000,000	24.99

VII. THE FOLLOWING MATTERS SHOULD BE INCLUDED IN THE STATUS OF THE PURCHASE/SALE OF THE SHARES OF THE TARGET COMPANY BY THE PURCHASER:

1.	If the Purchaser and its associates engaged in any buying or selling of shares of the Target Company with the following individuals within 2 years prior to the filing of this ROC Offer, the date, counterparty, price and number of shares bought or sold:

Within two years prior to the ROC Offerr, none of the Purchaser or its affiliates have engaged in the transfer of shares of the Target Company with the directors, supervisors, management, shareholders holding more than 10% of all the issued and outstanding shares of the Target Company, or their affiliates, except for acquiring 24.99% of the shares of the Target Company through tender offer by the Purchaser on October 1, 2015.

2.	If the Purchaser and its associates entered into any agreements or arrangements relating to this ROC Offer with the aforementioned individuals within 2 years prior to the filing of this ROC Offer, the content of the material agreement or arrangement:

During the 2 years prior to the filing of this ROC Offer, the Purchaser and its associates did not enter into any agreements or arrangements relating to this ROC Offer.

3.	If the Purchaser and its associates entered into any agreements or arrangements relating to this ROC Offer with the specified shareholders of the Target Company within 2 years prior to the filing of this ROC Offer, the content of the material agreement or arrangement, including whether it involves participation in investments or other matters relating to the Purchaser and its associates:

During the 2 years prior to the filing of this ROC Offer, the Purchaser and it associates did not enter into any agreements or arrangements relating to this ROC Offer.

VIII. THE FOLLOWING MATTERS SHOULD BE INCLUDED IN THE OPERATION PLAN OF THE PURCHASER FOR THE TARGET COMPANY:

1.	Purpose and plan to acquire the shares of the Target Company:

☐ Continue operating the business of the Target Company, and content of the plan:

The Purchaser has on October 1, 2015 obtained 24.99% of SPIL’s issued and outstanding shares, the purpose of which was to seek avenues for cooperation between the Purchaser and SPIL. However, after the Purchaser acquired 24.99% equity interest in SPIL, SPIL’s management has acted with animosity towards the Purchaser and continuously ignored the Purchaser’s numerous proposals for discussions on potential cooperation, and has taken various actions that have corporate governance risks. For example, SPIL commenced a baseless litigation against the Purchaser alleging that the Purchaser does not have the right to be recorded in SPIL’s shareholder register after the Purchaser lawfully acquired and paid for SPIL’s shares on October 1, 2015; and on December 11, 2015, SPIL announced another proposal to issue a large number of new shares to a third party through private placement, which is again another highly dilutive transaction which brings no cash value to SPIL shareholders, and the purpose of which appeared to be a defensive measure against the Purchaser’s investment in SPIL.

In addition to the aforementioned facts, the Purchaser is of the opinion that the proposal to issue a large number of new shares to the third party is not in the best interests of SPIL shareholders.Therefore, the Purchaser proposed to SPIL’s board on December 14, 2015 to offer to acquire 100% of SPIL’s shares in cash. However, the Purchaser did not receive a response from SPIL’s board on December 21, 2015. The Purchaser is of the opinion that due to the current ownership level of the Purchaser in SPIL, ASE may have to continually face similar defensive measures taken by SPIL and such unstable relationship will have an adverse effect on the interests of both parties’ shareholders and make the chances for a cooperative dialogue with SPIL unlikely.

Therefore, the purpose of this ROC Offer is to increase the Purchaser’s shareholding in SPIL to approximately 49.71% so as to protect its investment in SPIL, and, subject to the conditions listed in the below section entitled “4. Aside from this ROC Offer, other plans for acquisition or disposal of securities or material assets of the Target Company within one year commencing from the Completion Date of the tender offer period,” the Purchaser will acquire 100% of SPIL’s outstanding shares by way of the measures described in the section.

☐ Within one year of obtaining securities of the Target Company, plan to transfer such securities to others, and content of the plan:

The Purchaser does not have plan to transfer its equity interest in the Target Company within one year of the acquisition.

2.	Plans for the following to occur to the Target Company following completion of the acquisition:

Dissolution	☑ N ☐ Y Currently, the Purchaser does not have any specific plans to cause the dissolution of the Target Company after completion of this ROC Offer.
Delist

☐ N

☑ Y - Content of the plan

After the completion of this ROC Offer, and subject to the conditions listed in the below section entitled “4. Aside from this ROC Offer, other plans for acquisition or disposal of securities or material assets of the Target Company within one year commencing from the Completion Date of the tender offer period,” the Purchaser plans to ultimately acquire 100% of SPIL’s outstanding shares by way of the measures described in the section below.

The acquisition of 100% of SPIL’s outstanding shares by the Purchaser is subject to approval of the Share Exchange by the board and the shareholders at the shareholders’ meetings of both the Purchaser and SPIL, and approvals or clearances by the relevant antitrust or competition authorities and other regulatory bodies in Taiwan and other relevant jurisdictions.

After SPIL becomes the wholly owned subsidiary of the Purchaser, the issued and outstanding common shares of SPIL will be delisted subject to the approval of TWSE, and the issued and outstanding ADS of SPIL will be delisted from NASDAQ.

Reorganization	☑ N ☐ Y – Content of the plan After the completion of this ROC Offer, the Purchaser does not intend to reorganize the Target Company.
Change of Capital	☑ N ☐ Y – Content of the plan The Purchaser does not have any plan to change the capital of the Target Company after completion of this ROC Offer.
Change of Business Plan	☑ N ☐ Y – Content of the plan The Purchaser does not have any plan to change the business of the Target Company after completion of this ROC Offer.
Change of Financial Status	☑ N ☐ Y – Content of the plan The Purchaser does not have any plan to change the financials of the Target Company after completion of this ROC Offer.
Change of Production	☑ N ☐ Y – Content of the plan The Purchaser does not have any plan to change the production of the Target Company after completion of this ROC Offer.
Other Materials Issues Affecting the Rights and Interests of the Target Company’s Shareholders

☑ N

☐ Y – Content of the plan

Unless otherwise stated in this tender offer prospectus, insofar as the Purchaser is currently aware, there are no other material issues affecting the rights and interests of the Target Company’s shareholders.

3.	Plans and content of such plans for the following personnel changes to occur to the Target Company following completion of this ROC Offer:

Directors

Position Change: ☑ Y ☐ N

After the completion of this ROC Offer, and subject to the conditions listed in the below section entitled “4. Aside from this ROC Offer, other plans for acquisition or disposal of securities or material assets of the Target Company within one year commencing from the Completion Date of the tender offer period,” the Purchaser will, in accordance with the Taiwan Company Act and all applicable rules, propose to SPIL’s directors to request the convening of a shareholders’ meeting, and/or seek to convene an extraordinary shareholders’ meeting by itself, to discharge SPIL’s current board and re-elect all board of directors of SPIL, and/or to participate in the re-election of SPIL’s new board members.

Supervisors	Position Change: ☐ Y ☑ N Not applicable.
Managers

☐ Retirement, Severance ☐ Position Change

☑ Other:

Currently, the Purchaser does not have any specific plans to cause the retirement or severance of managers of the Target Company or to adjust their positions after completion of this ROC Offer.

Employees

☐ Retirement, Severance ☐ Position Change

☑ Other:

Currently, the Purchaser does not have any specific plans to cause the retirement or severance of employees of the Target Company or to adjust their positions after completion of this ROC Offer.

4.	Aside from this ROC Offer, other plans for acquisition or disposal of securities or material assets of the Target Company within one year commencing from the Completion Date of the tender offer period:

☐ N ☑ Y After completion of this ROC Offer, and subject to the conditions that (1) SPIL shareholders, at any shareholders’ meetings of SPIL, do not approve the proposals required for the private placement proposal with the third party (the “amendments to the Articles of Association proposal” and “the proposals to commence a private placement”) or (2) the board of SPIL terminates the private placement proposal with the third party in accordance with its terms or applicable laws and revoke any resolution for convening a shareholders’ meeting for the shareholders to vote on the “amendments to the Articles of Association proposal” and “the proposals to commence a private placement,” the Purchaser will, in accordance with the Taiwan Company Act and all applicable rules, propose to SPIL’s directors to request the convening of a shareholders’ meeting, and/or seek to convene ashareholders’ meeting by itself, to discharge SPIL’s current board and re-elect all board of directors of SPIL, and/or to participate in the re-election of SPIL’s new board members. If, pursuant to such re-election, over half of SPIL’s board of directors is constituted by candidates assigned or nominated by the Purchaser, the Purchaser will, in accordance with the Taiwan Mergers and Acquisitions Act, cause SPIL’s board of directors to resolve in favor of a Share Exchange proposal between the Purchaser and SPIL (the “Share Exchange”), pursuant to which the Purchaser shall pay all SPIL shareholders a consideration of NT$55 per share (or NT$275 per American depositary share), and actual consideration will be subject to appropriate adjustments if SPIL issues shares or cash dividends and will also be adjusted according to applicable laws including but not limited to Article 26 of the Regulations Governing the Acquisition and Disposal of Assets by Public Companies, thereby acquiring 100% of the equity interest in SPIL through the Share Exchange. If the 100% equity acquisition proposal is approved by the board and the shareholders at the shareholders’ meetings of both the Purchaser and SPIL, and is approved by the relevant antitrust or competition authorities and other regulatory bodies in Taiwan and other relevant jurisdictions, the Purchaser and SPIL will complete the Share Exchange for 100% equity interest in SPIL, and upon the completion of the Share Exchange, SPIL will become the Purchaser’s direct and wholly-owned subsidiary.

After the completion of this ROC Offer, the Purchaser reserves the right to adjust or change its shares in SPIL, exercise its right as a SPIL shareholder, or take one or more actions to enforce and protect its interest in SPIL and/or to enhance its control in SPIL.

5.	The Purchaser plans to cause the Target Company to become delisted following completion of this ROC Offer:

The industry prospectus of the Target Company and the corporate value of the Target Company to the knowledge of the Purchaser and the reason for conducting the

After the completion of this ROC Offer, and subject to the conditions listed in the section entitled “4. Aside from this ROC Offer, other plans for acquisition or disposal of securities or material assets of the Target Company within one year commencing from the Completion Date of the tender offer period,” the Purchaser will ultimately acquire 100% of SPIL’s issued and outstanding shares by way of the measures described in the paragraph.

The Target Company and the Purchaser are peer companies in the semiconductor packaging and testing industry, and the

tender offer	products of the parties are complementary in their operation scope. To the knowledge of the current information of the Target Company, the Purchaser believes the Target Company will enhance the operation of the Target Company’s products and provide competitive and integrated products and services to the group’s client after becoming a member of the group.
Whether the conditions of the tender offer is fair for the Target Company, and the major factors to be considered	Fairness Opinion regarding this ROC Offer has been issued by an independent expert (see Appendix II) to consider the various conditions of the Target Company. The consideration of this ROC Offer should be fair and the consideration of the tender offer for all the participating shareholders is the same. Therefore, the condition of this ROC Offer should be fair for the shareholders of the Target Company.
Whether the Purchaser and its affiliates have acquired valuation report from independent party regarding the tender offer condition within the previous 2 years. If so, the content of the valuation report, the identity of such independent party, professional qualification and remuneration	The Purchaser and its affiliates have acquired valuation report from independent party regarding the tender offer condition within the previous 2 years. Nil.
The merger plan of the Purchaser and the disposal plan of the non-tenderee shareholders and tax burden

The shares of the Target Company held by the non-tenderee shareholders will be transferred to the Purchaser on the date of Share Exchange. The consideration for the Share Exchange will be paid to the shareholders of the Target Company basing on its shares as recorded on the register of members of the Target Company on the date of Share Exchange.

For the explanation of the tax burden of the non-tenderee shareholders, please refer to page 13 of the prospectus for the differentiated analysis of the tax effect.

After the merger and delisting of the Target Company, the listing plan for relevant companies in foreign and domestic stock exchanges	There is no listing plan for relevant companies in foreign and domestic stock exchanges by the Purchaser for now after the delisting of the Target Company.

IX. RESOLUTION OF THE COMPANY AND FAIRNESS OPINION

1. Board minutes on resolution of the Purchaser to conduct this ROC Offer (please see Annex 1)
2. Fairness opinion on the consideration of this ROC Offer from independent expert (Please see Annex 2)
Calculation of cash price	Evaluation of share conversion ratio	Evaluation of other properties
According to the analysis of the independent expert after reviewing the quantifiable financial information and objective market information, and based on the market price approach, price-book ratio approach, price-earnings ratio approach, after further understanding of factors including the current operation situation and prospectus development directions of the Company, the reasonable price range of the price per share is NT$52.68~60.31, therefore, the consideration of NT$55 per share proposed by the Purchaser to acquire 24.71% of the shares of the Target Company falls into the reasonable range, and should be fair and reasonable.	Not applicable	Not applicable

Comparison of methods, principles or calculations used in determining the price of this ROC Offer with internationally accepted market price approach, cost approach and discounted cash flow approach:

The common analytical models for evaluating the value of enterprises have doctrinal foundation and theoretical basis, which can be roughly divided into the following three categories:

(i) Market Approach: for example, market price approach (focusing on listed target companies; the fair value can be estimated by market price in centralized securities exchange), market comparison approach (in accordance with financial information of the target company and peer companies in the market, using market multiplier such as price-earnings ratio, price-book ratio or other financial ratio to analyze and evaluate)

(ii) Income Approach: for example, cash flow approach, to evaluate cash flow generated from future operations created by the target company as a basis, through the process of capitalization and realization, to convert future cash flow to corporate value for evaluating the target company.

(iii) Cost Approach: using book value as a basis, evaluate the total value of individual assets and individual liabilities covered by the target company and consider fair market value, transaction costs and tax of each asset and liability, to reflect the whole value of the target company.

Based on the background and evaluation purpose of this case, this opinion uses market approach as the primary evaluation method, taking the recent market transaction price of SPIL, share price ratio of SPIL and the aforementioned industry peers, and price-earnings ratio as the basis for measurement to determine the fair offer price range.

The income approach requires using the company’s estimates for future cash flow, which involves relatively more hypothetical items, has relatively high uncertainty and is not as objective as other methods, and therefore is not used.

The cost approach is not appropriate for evaluation in consideration of SPIL’s operating model and asset structure, and therefore is not used.

Comparison of the Target Company with listed industry peers in terms of financial status, profit condition and price-earnings ratio.	SPIL is a professional packaging and testing service provider. Out of the semiconductor manufacturing companies listed on the Taiwan Stock Exchange, three industry peers have been selected for comparison, based on relative similarities in business content, operating model and client attributes: ChipMOS TECHNOLOGIES (Bermuda) LTD. (“ChipMOS”), which mainly provides packaging and testing services for internally-stored IC, LCD driver IC and logic/mixed signal IC during back-end manufacturing of IC semiconductors; Chipbond Technology Corporation (“Chipbond”), which mainly provides back-end packaging and foundry testing services for display driver IC, in which driver IC packaging includes front-end gold-bump manufacturing and back-end TCP and COG packaging, coating packaging and front-end tin-and lead-bump manufacturing; and the professional internally-stored IC packaging and testing company of Powertech Technology Inc. (“Powertech”), which crosses new areas of MCP and Micro SD Card packaging and provides customers with complete supply chain and. The following table lists the financial status, profit condition and price-earnings ratio of these 3 industry peers during the first 3 quarters of 2015:

Unit: NT$(in thousands)
Peer Companies Items	ChipMOS (8150)	Chipbond (6147)	Powertech (6239)
Total assets	30,432,147	39,796,294	69,796,391
Total liabilities	11,801,136	15,778,181	29,536,391
Shareholder’s equity	18,631,011	23,176,288	32,336,436
Final share capital	9,163,036	6,491,870	7,791,466
Net worth per share (TWD) (Note 1)	20.79	35.70	41.50
Operating income	15,114,362	12,922,097	30,430,433
Operating margin	3,190,698	2,975,109	5,655,770
Operating net profit	2,129,641	2,076,276	3,948,514
Net profit before tax	2,330,434	2,208,296	4,083,454
Net profit after tax	1,793,225	1,664,150	2,793,868
Earnings per share (TWD) (Note 2)	2.00	2.56	3.59
Price-earnings ratio (Note 3)	11.50	14.16	13.06

Source: Audited or reviewed consolidated financial statements of the three industry peers for the first 3 quarters of 2015

Note 1: Net worth per share is calculated based on number of issued shares from the most recent financial period.

Note 2: Earnings per share after tax is calculated based on number of issued shares from the most recent financial period.

Note 3: P/E ratio = Average closing price for the 180 business days prior to and including 21 December 2015 /earnings per share after tax for the last four financial quarters

If the offer price was consulted using a pricing report from a pricing institution, the content and conclusion of the pricing report should be stated:	Not applicable
If the assets or equity of the Target Company or surviving company after merger are used as collateral for the Purchaser’s financing repayment plan, the evaluation of such impact on the integrity of the Target Company or surviving company after merger should be stated:	Not applicable

X. OTHER MATERIAL INFORMATION AND EXPLANATION: (IF NEEDED, WILL DISCLOSE ACCORDING TO THE REQUIREMENT OF AUTHORITIES]

As the outstanding ADSs of SPIL are listed on the NASDAQ, pursuant to relevant U.S. laws, at the same time as conducting the ROC Offer on Common Shares of SPIL pursuant to Taiwan laws, the Schedule TO - tender offer statement shall also be submitted to the U.S. Securities and Exchange Commission (the “SEC”), and shall also be required to make a tender offer on the outstanding ADSs of SPIL and Common Shares of SPIL held by U.S. holders (the “US Offer”) at the same conditions with the ROC Offer. US Offer documents filed by the Purchaser with the SEC can be viewed at the SEC website.

Relevant conditions of the US Offer as follows:

Type of securities to be acquired:	ADSs of SPIL and Common Shares of SPIL held by U.S. holders
Number of securities to be acquired:

Maximum numbers of acquiring: ADS representing the 770,000,000 Common Shares of SPIL

Minimum numbers of acquiring: If no less than 155,818,056 shares (not including number of Common Shares representing ADSs of the Target Company) are acquired, the minimum number of acquiring shall be deemed to be met (the Minimum Shares are the conditions satisfaction of the ROC Offer and US Offer).

If the total number of shares (including the number of Common Shares representing the ADSs tendered) tendered exceeds the Offer Cap, the Purchaser will purchase from all the Offerees of Common Shares and ADSs a pro-rated percentage of shares based on the calculation method as described therein.

Conditions precedent of the tender offer

The conditions of the ROC Offer are satisfied (including that the Purchaser acquiring at least 155,818,056 Common Shares of SPIL in the ROC Offer, but excluding number of Common Shares representing the ADSs of the Target Company, and the approval of the FTC has been acquired);

SPIL shall not have undergone any significant change or events in its financial condition or business operations (including, but not limited to, false statements or omissions in its financial reports or other documents filed or announced by SPIL), or entered into bankruptcy or insolvency or any other reorganization; and

Neither the FSC nor the SEC shall have required termination of either the ROC Offer or the US Offer

Consideration of tender offer:	Consideration of one ADS (representing 5 common shares) is US cash equivalent to NT$275
Tender offer period:	From 12:00 a.m. of December 29, 2015 (New York time) to 1:30 a.m. February 16, 2016 (New York time)
U.S. Tender Agent	Computershare Trust Company, N.A.
U.S. Information Agent	MacKenzie Partners US or Canada Toll free: +1-800-322-2885 Other countries: +1-212-929-5500
Legal Advisor as to US laws	Davis Polk & Wardwell LLP

Exhibit 1: Board Minutes of the Purchaser

THE MINUTES OF THE

SEVENTEENTH BOARD MEETING OF 2015 OF

ADVANCED SEMICONDUCTOR ENGINEERING INC.

I. Time: 11:00 a.m., December 22, 2015.

II. Place: Meeting room of the Company.

III. Attending directors: Ten directors, namely, Jason C.S. CHANG, Richard H.P. CHANG, Tien WU, Joseph TUNG, Raymond LO (attended by live video), Tien-Szu CHEN (attended by live video), Jeffrey CHEN, Shen-Fu YU, Ta-Lin HSU (Shen-Fu YU as proxy) and Mei-Yueh HO, attended the board meeting, while Rutherford CHANG applied for leave and was absence for the meeting.

IV. Other person attending: WU Kunhuang, as the chief of auditing, attended by live video).

V. Chairman: Jason C.S. Chang Notes taking: LI Bolian

VI. Matters to report: As omitted.

VIII. Matter to be discussed:

The First Proposal:

Background: For the purpose of consideration and approval of the tender offer to acquire the common shares and ADS of Siliconware Precision Industries Co., Ltd. (the “Tender Offer”)

Explanation:	1.	The Company acquired 24.99% of the shares of Siliconware Precision Industries Co., Ltd. ( “SPIL”) at a price of NT$45 per share on October 1, 2015 through tender offer, for a total consideration of NT$35.2 billion, to establish the basis and opportunity for exploration of possible avenues of cooperation between the Company and SPIL.

2.	However, from the time we acquired shares of SPIL, SPIL’s management has acted with animosity towards our investment and continuously ignored the Company’s numerous proposals for discussions on potential cooperation, and has taken various actions that have corporate governance risks. For example, SPIL commenced a baseless litigation against the Company alleging that the Company does not have the right to be recorded in SPIL’s shareholder register after the Company lawfully acquired and paid for SPIL’s shares on October 1, 2015; and on December 11, 2015, SPIL announced another proposal to issue a large number of new shares to a third party through private placement, which is again another highly dilutive transaction which brings no cash value to SPIL shareholders, and the purpose of which appeared to be a defensive measure against the Company’s investment in SPIL. In addition to the aforementioned facts, the Company is of the opinion that the proposal to issue a large number of new shares to the third party is not in the best interests of SPIL shareholders. Therefore, the Company proposed to the board of directors of SPIL on December 11, 2015 an offer to acquire 100% of SPIL’s shares in cash. However, we did not receive a response from the board of directors of SPIL.

The Company is of the opinion that due to the current ownership level of the Company in SPIL, we may have to continually face similar defensive measures taken by SPIL and such unstable relationship will have an adverse effect on the interests of both parties’ shareholders and make the chances for a cooperative dialogue with SPIL unlikely. Therefore, the purpose of this Tender Offer is to increase the Company’s shareholding in SPIL to 49.71% to as to protect its investment in SPIL. Therefore, the Company proposes to lawfully commence the Tender Offer, the conditions of which are set forth as below:

(1)   Maximum number of securities to be acquired: The number of securities to be acquired is 770,000,000 (including numbers of Common Shares representing the outstanding ADSs, the “Maximum Shares”), representing 24.71% of the total issued and outstanding shares of the SPIL, and the Company will acquire all the tendered shares up to the Maximum Shares. The total consideration to be paid by the Company for acquiring the Maximum Shares is NT$42,350,000,000.

(2) Minimum shares of securities to be acquired: If the shares effectively tendered do not reach the aforesaid number but reach 155,818,056 shares (representing 5% of the total issued and outstanding shares of SPIL, the “Minimum Shares”), the amount condition of the Tender Offer will notwithstanding be satisfied. Under the circumstance that all the other conditions of the Tender Offer are satisfied, the Company will acquire all the tendered shares.

(3) Consideration for the Tender Offer: The Tender Offer consideration for each share of the SPIL will be payable of NT$55, 1 ADS represents 5 Common Shares and each ADS is equal to the U.S. cash equivalent of NT$275. The offerees shall be responsible for their own securities transaction tax, handling charge of TDCC and securities brokers, bank remittance fees, postage for registered mail, and all the other necessary reasonable fees payable for paying the Tender Offer consideration. The consideration will be rounded to the nearest New Taiwan Dollar or U.S. Dollar.

(4) Tender offer period: 9:00 a.m. (Taiwan time) on December 29, 2015 to 3:30 p.m. (Taiwan time) on February 16, 2015 for the Tender Offer in Taiwan, and 12:00 a.m. (New York time) on December 29, 2015 to 1:30 a.m. (New York time) on February 16, 2016 for the Tender Offer in U.S., but the Company may file a registration statement with the Financial Supervisory Commission according to law and make an announcement to extend the tender offer period by a maximum of 30 days.

3	As required by Article 13 of the “Regulations Governing Information to be Published in Public Tender Offer Prospectuses,” the Company appointed an independent expert to issue fairness opinion for the fairness of the consideration of the Tender Offer (See Appendix I).

4.	To complete the Tender Offer, the board shall authorize the chairman and/or other person as appointed by the chairman to individually or collectively represent the Company to deal with all necessary procedures and take all necessary measures in relation to the Tender Offer, including but not limited to, preparation, execution and delivery of all relevant documents and agreements, appointment of tender offer agent and filing to the relevant government authorities of Taiwan, U.S. and other regions.

5.	After completion of the Tender Offer, and subject to the conditions that (i) SPIL shareholders, at the EGM, do not approve the proposals required for the private placement proposal with the third party (the “amendments to the Articles of Association proposal” and “the proposals to commence a private placement”) or (ii) the board of SPIL terminates the private placement proposal with the third party in accordance with its terms or applicable laws before January 28, 2016 and revoke its resolution for the convening the EGM on January 28, 2016 for the shareholders to vote on the “amendments to the Articles of Association proposal” and “the proposals to commence a private placement,” the Company will acquire over half of the seats on the board of directors of SPIL and, in accordance with the applicable laws, complete the 100% share exchange between the Company and SPIL (the “Share Exchange”) at a price of NT$55 per share. The actual consideration will be subject to adjustment if SPIL issues shares or cash dividends and will also be adjusted in accordance with applicable laws. Upon the completion of the Share Exchange, SPIL will become the Company’s direct and wholly-owned subsidiary. After the completion of the Tender Offer, the Company reserves the right to adjust or change its shares in SPIL, exercise its right as a SPIL shareholder, or take one or more actions to enforce and protect its interest in SPIL and/or to enhance its control in SPIL.

6.	The proposal has been approved by the Audit Committee, and is subject to the board’s approval.

Resolution: The attending directors approved the proposal unanimously per the query of the chairman.

VIII. Extraordinary proposal: None.

IX. The end of the meeting.

Chairman: Jason C.S. CHANG

Notes taking : LI Bolian

Exhibit 2: Fairness Opinion on the Consideration of Tender Offer

Fairness Opinion on the Consideration of Tender Offer of Advanced Semiconductor Engineering, Inc. in Acquiring 24.71% of the shares of Siliconware Precision Industries Co., Ltd. from Independent Expert

1.  Content of Appointment

Advanced Semiconductor Engineering, Inc. (“ASE”) appoints me as an accountant to issue fairness opinion in relation to the case (“This Case”) of the tender offer from ASE in acquiring 24.71% of the shares of Siliconware Precision Industries Co., Ltd. (“SPIL”) with the proposed consideration of NT$55 per share. The preparation of the financial statements of SPIL used in this opinion is the responsibilities of the management of SPIL. The accountant only used the contents in the financial statements for calculation and will not comment on the contents of the financial statements.

2.  Overview of the Target Company

I.  Business

SPIL was incorporated in May 1984 with its principal business in the manufacturing, processing, sales and test services of comprehensive semiconductors. The products which SPIL provides services for are extensively used in PC, communication products, commercial consumer electronics and memory product, etc.

SPIL is the third largest professional package and test services company in the world. SPIL makes every effort in technology improvement and resources integration of prospective packaging, test or wafer bumps areas, and provides clients with complete unified services on back-end process of semiconductor. Recently, SPIL entered into areas such copper-interconnect assembly and has started capacity construction and mass production and obtained the competitive position in copper-interconnect assembly services, which made SPIL in more flexible capacity, stable financial structure, advanced technology and high and stable yield rate, etc. SPIL has established strongpoints in Taiwan, U.S., Europe, Japan and Mainland China to provide global services.

Most clients of SPIL are leading semiconductor design or application companies. The advanced interconnection technologies they required allowed SPIL to establish a reputation in high quality products and services. As it can fulfill the upgrading technology requirements from time to time, SPIL has become the priority consideration when clients are seeking a professional manufacturer.

II. Financial position

Unit: NT$(in thousands)

Year Item	2013	2014	Third quarter of 2015
Total assets	101,809,571	129,751,625	119,701,902
Total liabilities	39,339,635	57,639,394	50,463,154
Total equity attributable to owners of the company	62,469,936	72,112,231	69,238,748
Final share capital	31,163,611	31,163,611	31,163,611
Book value per share (Note)	20.05	23.14	22.22

Resources: Audited or reviewed consolidated financial statement of SPIL for the years of 2013, 2014 and third quarter of 2015.

Note: Book value per share is calculated based on the number of outstanding shares 3,116,361,139.

Unit: NT$(in thousands)

Year Item	2013	2014	First 3 quarters of 2015
Operating income	69,356,192	83,071,441	62,074,982
Operating margin	14,429,488	20,981,381	16,167,017
Operating net profit (loss)	7,937,330	13,807,931	9,993,683
Net profit before tax (loss)	7,455,933	14,254,972	10,397,301
Profit (loss) attributable to owners of the Company	5,892,283	11,731,202	8,974,294
Earnings per share (TWD) (Note)	1.89	3.76	2.88

Resources: Audited or reviewed consolidated financial statement of SPIL for the years of 2013, 2014 and first 3 quarters of 2015.

Note: Earnings after tax per share is calculated based on the number of outstanding shares 3,116,361,139.

3.  Evaluation Models

I. Introduction to evaluation methods

The common analytical models for evaluating the value of enterprises have doctrinal foundation and theoretical basis, which can be roughly divided into the following three categories:

(i) Market Approach: for example, market price approach (focusing on listed target companies;

the fair value can be estimated by market price in centralized securities exchange), market comparison approach (in accordance with financial information of the target company and peer companies in the market, using market multiplier such as price-earnings ratio, price-book ratio or other financial ratio to analyze and evaluate)

(ii) Income Approach: for example, cash flow approach, to evaluate cash flow generated from future operations created by the target company as a basis, through the process of capitalization and realization, to convert future cash flow to corporate value for evaluating the target company.

(iii) Cost Approach: using book value as a basis, evaluate the total value of individual assets and individual liabilities covered by the target company and consider fair market value, transaction costs and tax of each asset and liability, to reflect the whole value of the target company.

II.  Selection of Peer Companies

SPIL is a professional packaging and testing service provider. Out of the semiconductor manufacturing companies listed on the Taiwan Stock Exchange, three industry peers have been selected for comparison, based on relative similarities in business content, operating model and client attributes: ChipMOS TECHNOLOGIES (Bermuda) LTD. (“ChipMOS”), which mainly provides packaging and testing services for internally-stored IC, LCD driver IC and logic/mixed signal IC during back-end manufacturing of IC semiconductors; Chipbond Technology Corporation (“Chipbond”), which mainly provides back-end packaging and foundry testing services for display driver IC, in which driver IC packaging includes front-end gold-bump manufacturing and back-end TCP and COG packaging, coating packaging and front-end tin-and lead-bump manufacturing; and the professional internal storage IC packaging and testing company of Powertech Technology Inc. (“Powertech”), which crosses new areas of MCP and Micro SD Card packaging and provides customers with complete supply chain downstream support and comprehensive packaging and testing services. The following table lists the financial status, profit condition and price-earnings ratio of these 3 industry peers during the first 3 quarters of 2015:

Unit: NT$(in thousands)

Peer Companies Items	ChipMOS (8150)	Chipbond (6147)	Powertech (6239)
Total assets	30,432,147	39,796,294	69,796,391
Total liabilities	11,801,136	15,778,181	29,536,391
Shareholder’s equity	18,631,011	23,176,288	32,336,436
Final share capital	9,163,036	6,491,870	7,791,466
Net worth per share (TWD) (Note 1)	20.79	35.70	41.50
Operating income	15,114,362	12,922,097	30,430,433
Operating margin	3,190,698	2,975,109	5,655,770
Operating net profit	2,129,641	2,076,276	3,948,514
Net profit before tax	2,330,434	2,208,296	4,083,454
Net profit after tax	1,793,225	1,664,150	2,793,868
Earnings per share (TWD) (Note 2)	2.00	2.56	3.59
Price-earnings ratio (Note 3)	11.50	14.16	13.06

Source: Audited or reviewed consolidated financial statements of the three industry peers for the third quarter of 2015

Note 1: Net worth per share is calculated based on number of issued shares from the most recent financial period.

Note 2: Earnings per share after tax is calculated based on number of issued shares from the most recent financial period.

Note 3: P/E ratio = Average closing price for the 180 business days prior to and including 21 December 2015 /earnings per share after tax for the last four financial quarters

III.  Evaluation method selection in This Case

Based on the background and evaluation purpose of This Case, this opinion uses market approach as the primary evaluation method, taking the recent market transaction price of SPIL, share price ratio of SPIL and the aforementioned industry peers, and price-earnings ratio as the basis for measurement to determine the fair offer price range.

The income approach requires using the company’s estimates for future cash flow, which involves relatively more hypothetical items, has relatively high uncertainty and is not as objective as other methods, and therefore is not used.

The cost approach is not appropriate for evaluation in consideration of SPIL’s operating model and asset structure, and therefore is not used.

IV.  Sources of Evaluation Materials

Major materials of this evaluation:

(i) Audited or reviewed consolidated financial statements of SPIL years of 2013, 2014 and third quarter of 2015.

(ii) Relevant operation summary, financial statements and other material information related to evaluation purposes obtained from Market Observation Post System.

(iii) Information from website of the Taiwan Stock Exchange, information from website of the Taipei Exchange (GreTai Securities Market), comparison materials among SPIL and peer companies and historical stock price information in system of Taiwan Economic Journal Co., Ltd.

(iv) Industry information where SPIL belongs to and relevant industry peers information.

4.  Value calculation

In order to evaluate the fair value of the company, except for financial information and market price of SPIL in the open market, this opinion also makes reference to the market performance of major listed companies in the same industry to reflect the recent positions of the whole industry. Using market price approach, price-earnings ratio approach and price-book ratio approach of the market approach, the fairness of acquisition price for this tender offer is follows:

I. Market Price Approach

As SPIL is a listed company and there are public market prices which can be used as an objective reference, this opinion uses recent public trading price as samples to evaluate the average market close price 60, 90 and 180 business days prior to the evaluation record date of December 21, 2015 (including) as follows:

Unit: NT$

Items	Average market close price	Theoretical price range
Latest 60 business days	43.76	42.28~43.76
Latest 90 business days	42.28
Latest 180 business days	42.78

Note: Dividends-adjusted data in Taiwan Economic Journal (2015/4/2~2015/12/21); average prices are referenced by market close prices after dividends adjusted. Calculation made simply by arithmetic mean.

As shown in the table above, the referral stock value should fall in the range of NT$42.28~43.76, without taking non-quantifiable adjusting factors into account.

II. Price-book Ratio Approach

According to the net book value per share in financial materials of SPIL and using average price-book ratio of ChipMOS, Chipbond and Powertech as comparing parameters, to calculate fair value per share of SPIL.

Using market closing price of 180 business days prior to the evaluation record date December 21, 2015 (including) as sampling basis, and according to financial data such as total equity attributable to owners of the company in the consolidated financial statement for the first 3 quarters of 2015 and number of outstanding shares, to calculate price-book ratio of listed companies in the same industry to calculate fair prices of SPIL as follows:

Unit: NT$

Comparing to peer companies	Average market close prices in latest 180 business days	Net value per share for the first half of 2015	Price-book ratio
ChipMOS	35.89	20.79	1.73
Chipbond	54.05	35.70	1.51
Powertech	60.52	41.50	1.46

Note: Dividends-adjusted data in Taiwan Economic Journal (2015/4/2~2015/12/21); average prices are referenced by market close prices after dividends adjusted. Calculation made simply by arithmetic mean.

Unit: NT$

Items	Explanations
Range of multipliers	1.46 ~ 1.73 times
Net value per share of SPIL for the third quarter of 2015	22.22
Theoretical price range	32.44 ~ 38.44

As shown in the table above, the referral stock value should fall in the range of NT$32.44~38.44, without taking non-quantifiable adjusting factors into account.

III. Price-earnings Ratio Approach

According to financial materials of SPIL for calculation of earnings per share and taking average price-earnings ratio of ChipMOS, Chipbond and Powertech as comparing parameters to calculate fair value per share of SPIL.

Using market closing prices 180 business days prior to the evaluation record date December 21, 2015 (including) as sampling basis, and according to financial data such as net profit after tax in the consolidated financial statement for the first 3 quarters of 2015, the net profit after tax in the consolidated financial statement as at the fourth quarter of 2014 and number of outstanding shares and calculated earnings per share in the last four quarters as of the first 3 quarters of 2015 and calculated average price-earnings ratio in the listed industry peers, to calculate fair prices of SPIL as follows:

Unit: NT$

Comparing to peer companies	Average market close prices in latest 180 business days	Earnings per share in last four quarters as of the third quarter of 2015	Price-earnings ratio
ChipMOS	35.89	3.12	11.50
Chipbond	54.05	3.85	14.04
Powertech	60.52	4.59	13.19

Note: Dividends-adjusted data in Taiwan Economic Journal (2015/4/2~2015/12/21); average prices are referenced by market close prices after dividends adjusted. Calculation made simply by arithmetic mean.

Unit: NT$

Items	Explanations
Range of multipliers	11.50 ~ 14.04times
Consolidated earnings per share of SPIL	3.84
Theoretical price range	44.16 ~ 53.91

As shown in the table above, the referral stock value should fall in the range of NT$44.16~53.91, without taking non-quantifiable adjusting factors into account.

5. Evaluate fairness of acquisition price

I. Theoretical value of common shares

Results of value of common shares in above evaluation methods:

The above three methods have their theoretical and practical basis. For avoidance of biases in the evaluation process, the calculation used 33.3% for weighted mean. The price range per share as follows:

Unit: NT$

Evaluation approach	Price range per share	Weight	Theoretical price range per share
Market Price Approach	42.28 ~ 43.76	33.3%	39.63 ~ 45.37
Price-book Ratio Approach	32.44 ~ 38.44	33.3%
Price-earnings Ratio Approach	44.16 ~ 53.91	33.3%

II. Non-Quantifiable Adjusting Factors

Together with the shares held by ASE and the 24.71% of the shares to be acquired in the tender offer, ASE will hold 49.71% of SPIL’s shares. Taking into consider the premium under control, the operation of both parties, prospective development conditions, profitability and other key factors as such, while taking the statistic information of Bloomberg into account, the range of stock price was adjusted as below, with consideration to the average premium rate of 32.92% of the merger cases in semiconductor industry among the mainland, Hong Kong, Macau and Taiwan:

Evaluation approach	Price range per share	Adjusted price range
The weighted average of the results under market price approach, price-book approach and the price-earnings ratio approach	39.63 ~ 45.37	52.68 ~ 60.31

III. Conclusion

Through statistical analysis of the quantifiable financial numbers and objective market information via market price method, stock evaluation method and price-earnings ratio, the fair offer price per share should be between NT$52.68~60.31. Therefore, it is our opinion that the consideration of NT$55 per share proposed by ASE for the acquisition of the 24.71% of shares of SPIL is within the range of fairness, and shall be deemed appropriate and fair.

Examiner: Ji-Sheng Chiu

December 21, 2015

CVs of Accountants

Name: Ji-Sheng Chiu
Qualification:
Certified Public Accountant, Republic of China (Taiwan)
Education:
Statistics Department, National Cheng Kung University
Accounting School, Soochow University
College of Law, National Taipei University
Work Experience:
First United CPA Office	Manager/Assistant Manager
Diwan & Company	Senior Manager
First United CPA Office	Accountant
Current Offices:
Crowe Horwath (TW) CPAs
(previously known as First United CPA Office)	Partner
Taipei Accountants’ Association	Director, Special Lecturer

Declaration of Independence

Statement of Independence

I am engaged to assess, and provide an opinion on, the fairness of the consideration in connection with the tender offer by Advanced Semiconductor Engineering, Inc. to acquire Siliconware Precision Industries Co., Ltd..

In order to conduct the above task, I hereby represent and warrant that:

1.	Neither I nor my spouse is currently employed by such issuer or underwriter to undertake any work and compensated at a fixed amount on regular basis;

2.	Neither I nor my spouse has ever served at such issuer or underwriter in preceding two years;

3.	Neither I nor my spouse serve at an affiliate of such issuer or underwriter;

4.	I am no spouse or relative within two generations of any principal or manager of such issuer or underwriter;

5.	Neither I nor my spouse have any investment in or share any interest with such issuer or underwriter;

6.	I am no director, supervisor, or spouse or relative within two generations of any director or supervisor of Taiwan Stock Exchange Corporation; and

7.	Neither I nor my spouse serve at a company that conducts business with such issuer.

I maintained independence in issuing this opinion and in my assessment of the fairness of the consideration in connection with the tender offer by Advanced Semiconductor Engineering, Inc. to acquire Siliconware Precision Industries Co., Ltd..

Auditor: Ji-Sheng Chiu (Signature)
(Seal)

December 21, 2015